                            SHARE PURCHASE AGREEMENT

                  THIS AGREEMENT is made as of the 7th day of January, 2000.

BETWEEN:

                  LUC SCHELFHOUT, of  Stekene

                  (hereinafter referred to as "L. Schelfhout")

                                     - and -

                  HILDE DE LAET, of  Stekene


                  (hereinafter referred to as "H. De Laet")

                                     - and -

                  e-AUCTION BELGIUM N.V., a corporation incorporated under the laws of Belgium

                  (hereinafter referred to as the "Purchaser")

                                     - and -

                  e-AUCTION GLOBAL TRADING INC., a corporation incorporated under the laws of the State of Nevada

                  (hereinafter referred to as "e-Auction")

                                     - and -

         WHEREAS L. Schelfhout, H. De Laet, and Schelfhout-De Laet (collectively referred to as the "Vendors") are the registered and beneficial owners of all the issued and outstanding share capital of Schelfhout Computer Systemen N.V. ("Schelfhout").

         AND WHEREAS the Purchaser is willing to purchase and the Vendors are willing to sell all of the issued and outstanding share capital of Schelfhout on the terms and conditions contained in this Agreement;

         NOW THEREFORE this Agreement witnesses that, in consideration of the mutual covenants and agreements contained herein, the parties covenant and agree as follows:

                                    ARTICLE 1
                                 INTERPRETATION

1.1 DEFINITIONS. In this Agreement or in any amendment hereto, the following terms shall have the meanings set out below unless the context requires otherwise:

         (a) "AFFILIATE" means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by, or is under direct or indirect common control with, such Person, and includes any Person in like relation to an Affiliate. A Person shall be deemed to control a Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the term "controlled" shall have a similar meaning.

         (b) "AGREEMENT" means this Agreement, including the Schedules to this Agreement, as it or they may be amended or supplemented from time to time, and the expressions "HEREOF", "HEREIN", "HERETO", "HEREUNDER", "HEREBY" and similar expressions refer to this Agreement and not to any particular Section or other portion of this Agreement.

         (c) "APPLICABLE LAW" means, with respect to any Person, property, transaction, event or other matter, any law, rule, statute, regulation, order, judgement, decree, treaty or other requirement having the force of law (collectively, the "LAW") relating or applicable to such Person, property, transaction, event or other matter. Applicable Law also includes, where appropriate, any interpretation of the Law (or any part thereof) by any Person having jurisdiction over it, or charged with its administration or interpretation.

         (d) "ASSETS" means all of the property, assets, interests and rights of Schelfhout of every kind and description and wherever situated including, without limiting the generality of the foregoing, the following:

                  (i)      the Real Property;
                  (ii)     the Personal Property;
                  (iii)    the Inventories;
                  (iv)     the Receivables;
                  (v) all rights and interests under or pursuant to all warranties, representations and guarantees, express, implied or otherwise, of or made by suppliers or others in connection with the Assets or otherwise Related to the Business;
                  (vi)     the Intellectual Property;
                  (vii)    the Material Contracts;
                  (viii)   the Licences and Permits;
                  (ix)     the Books and Records;
                  (x) all goodwill Related to the Business, the present telephone numbers, internet domain addresses and other communications numbers and addresses of Schelfhout; and
                  (xi) all proceeds of any or all of the foregoing received or receivable after the Closing Time.

         (e) "BOOKS AND RECORDS" means all books, records, files and papers of Schelfhout, Related to the Business including without limitation, financial, operating, inventory, legal and payroll information, drawings, engineering information, computer programs (including source code), software programs, manuals and data, sales and advertising materials, sales and purchases correspondence, trade association files, research and development records, lists of present and former customers and suppliers, personnel, employment and other records, and the minute and share certificate books of Schelfhout, and all copies and recordings of the foregoing.

         (f) "BUSINESS" means the business carried on by Schelfhout which primarily involves the facilitating of electronic auctions of perishable commodities (fish, flowers, fruits and vegetables).

         (g) "BUSINESS DAY" means any day except Saturday, Sunday, a statutory holiday in the Province of Ontario or any other day on which banks are generally not open for business in the City of Toronto, Ontario.

         (h)      "CLAIM" has the meaning ascribed thereto in Section 6.1.

         (i) "CLOSING" means the completion of the purchase and sale of the Shares in accordance with the provisions of this Agreement.

         (j) "CLOSING DATE" means January 7, 2000 or such earlier or later date as may be agreed upon in writing by the parties to this Agreement.

         (k) "CLOSING TIME" means the time of closing on the Closing Date provided for in Section 3.1.

         (l) "CONDITION OF THE BUSINESS" means the condition (financial or otherwise) of the Business taken as a whole, having regard to its earnings, Assets, Liabilities, properties, operations and prospects.

         (m) "CONSENTS AND APPROVALS" means all consents and approvals required to be obtained in connection with the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement including any and all third party consents required under any of the Contracts in connection with or as a result of the transfer of the Assets and Shares to the Purchaser.

         (n)      "DEPOSIT" has the meaning ascribed thereto in Section 2.3.

         (o)      "DIRECT CLAIM" shall have the meaning ascribed thereto in
                  Section 6.4.

         (p) "e-AUCTION SHARES" means 3,636,364 common shares in the capital of e-Auction Global Trading Inc. to be delivered to the Vendors pursuant to section 2.4(c) hereof.

         (q) "EMPLOYEES" means an individual who is employed by Schelfhout in the Business, and "EMPLOYEES" means every Employee.

         (r) "INDEMNIFIED PARTY" means a Person whom Schelfhout, the Purchaser or e-Auction, as the case may be, has agreed to indemnify under Article 6.

         (s) "INDEMNIFYING PARTY" means, in relation to an Indemnified Party, the party to this Agreement which has agreed to indemnify that Indemnified Party under Article 6.

         (s1) "INITIAL SHARE VALUE" shall have the meaning ascribed thereto in section 2.4 hereof.

         (t)      "INTELLECTUAL PROPERTY" means all rights to and interests in:

                  (i) all business and trade names, corporate names, brand names and slogans Related to the Business;

                  (ii) all inventions, patents, patent rights, patent applications (including all reissues, divisions, continuations, continuations-in-part and extensions of any patent or patent application), industrial designs and applications for registration of industrial designs Related to the Business and developed by Schelfhout;

                  (iii) all copyrights and trade-marks (whether used with wares or services and including the goodwill attaching to such trade-marks), registrations and applications for trade-marks and copyrights (and all future income from such trade-marks and copyrights) Related to the Business and developed by Schelfhout;

                  (iv) all rights and interests in and to processes, lab journals, notebooks, data, trade secrets, designs, know-how, product formulae and information, manufacturing, engineering and other drawings and manuals, technology, blue prints, research and development reports, agency agreements, technical information, technical assistance, engineering data, design and engineering specifications, and similar materials recording or evidencing expertise or information Related to the Business and developed by Schelfhout;

                  (v) all of the intellectual property listed in Schedule 5.1(q)(i);

                  (vi) all other intellectual and industrial property rights throughout the world Related to the Business and developed by Schelfhout;

                  (vii) all licences of the intellectual property listed in items (i) to (vi) above;

                  (viii) all future income and proceeds from any of the intellectual property listed in items (i) to (vi) above and the licences listed in item (vii) above; and

                  (ix) all rights to damages and profits by reason of the infringement of any of the intellectual property listed in items (i) to (vii) above.

         (u) "INTERIM PERIOD" means the period commencing on June 30, 1999 and ending at the Closing Time;

         (v) "LIABILITIES" means all costs, expenses, charges, debts, liabilities, claims, demands and obligations, whether primary or secondary, direct or indirect, fixed, contingent, absolute or otherwise, under or in respect of any contract, agreement, arrangement, lease, commitment, undertaking, Applicable Law or Taxes.

         (w) "LICENCES AND PERMITS" means all licences, permits, filings, authorizations, approvals or indicia of authority Related to the Business or required for the ownership and/or operation of the Business and/or the Assets.

         (x) "LIEN" means any lien, mortgage, charge, hypothec, pledge, security interest, prior assignment, option, warrant, lease, sublease, right to possession, encumbrance, claim, right or restriction which affects, by way of a conflicting ownership interest or otherwise, the right, title or interest in or to any particular property.

         (y) "MATERIAL ADVERSE CHANGE" means a change in the business, operations or capital of Schelfhout or e-Auction which has had or could reasonably be expected to have a significant adverse effect on the value of the Business or the Shares.

         (z) "MATERIAL CONTRACT" means an agreement (whether oral or written) Related to the Business to which Schelfhout is a party or by which Schelfhout or any of the Assets or the Business is bound or affected except an agreement which involves or may reasonably be expected to involve the payment to or by Schelfhout of less than US$25,000 over the term of the agreement and is not otherwise material to the Condition of the Business.

         (aa) "PARTY" means a party to this Agreement and any reference to a party includes its successors and permitted assigns; and "PARTIES" means every party.

         (bb) "PERSON" is to be broadly interpreted and includes an individual, a corporation, a partnership, a trust, an unincorporated organization, and the successors, assigns, executors, heirs, administrators or other legal representatives of an individual in such capacity.

         (cc) "PERSONAL PROPERTY" means, without limitation, all machinery, equipment, furniture, fixtures, fittings, motor vehicles and other chattels Related to the Business (including those in possession of third parties).

         (dd) "PERSONAL PROPERTY LEASES" means all chattel leases, equipment leases, rental agreements, conditional sales contracts and other similar agreements.

         (ee) "PRO-RATA BASIS" means, with respect to each Vendor, the proportion of his holdings of shares in the capital of Schelfhout, as set out in the recitals to this Agreement, to the total number of shares in the capital of Schelflout outstanding as at the Closing Time, being 50% each.

         (ff)     "PURCHASE PRICE" has the meaning ascribed thereto in Section
                  2.4.

         (gg) "PURCHASER" means e-Auction Belgium N.V., a corporation incorporated under the laws of Belgium.

         (hh) "REAL PROPERTY" means all real property owned or used by Schelfhout Related to the Business including, without limitation, the Improvements.

         (ii) "RECEIVABLES" means all accounts receivable, bills receivable, trade accounts, book debts and insurance claims Related to the Business together with any unpaid interest accrued on such items and any security or collateral for such items, including recoverable deposits.

         (jj) "RELATED TO THE BUSINESS" means, directly or indirectly, used in, arising from or relating in any manner to the Business.

         (kk) "SCHELFHOUT" means Schelfhout Computer Systemen N.V., a corporation incorporated under the laws of Belgium.

         (ll) "SHARES" means all of the issued and outstanding share capital of Schelfhout more specifically set out in the recitals to this Agreement.

         (mm) "TAXES" means all taxes, charges, fees, levies, imposts and other assessments, including all income, sales, use, goods and services, value added, capital, capital gains, alternative, net worth, transfer, profits, withholding, payroll, employer health, excise, franchise, real property and personal property taxes, and any other taxes, customs duties, fees, assessments or similar charges in the nature of a tax including pension plan contributions, unemployment insurance payments and workers' compensation premiums, together with any installments with respect thereto, and any interest, fines and penalties imposed by any governmental authority (including federal, state, provincial, municipal and foreign governmental authorities), and whether disputed or not.

         (nn)     "THIRD PARTY" has the meaning given in Section 6.6.

         (oo)     "THIRD PARTY CLAIM" has the meaning given in Section 6.4.

         (pp)     "VENDORS" means collectively L. Schelfhout and H. De Laet.

1.2 HEADINGS. The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.3 NUMBER AND GENDER. Unless the context requires otherwise, words importing the singular include the plural and vice versa and words importing gender include all genders.

1.4 BUSINESS DAYS. If any payment is required to be made or other action is required to be taken pursuant to this Agreement on a day which is not a Business Day, then such payment or action shall be made or taken on the next Business Day.

1.5 CURRENCY AND PAYMENT OBLIGATIONS. All dollar amounts referred to in this Agreement are stated in United States Dollars and any payment required to be made hereunder shall be made by electronic transfer or any other method as agreed to from time to time by the parties hereto that provides immediately available funds. In the case of the Vendors, payment by certified cheque, bank draft or electronic transfer shall be made payable to the order of or to the account of each Vendor, on a Pro-Rata Basis, or as they may otherwise direct in writing.

1.6 STATUTE REFERENCES. Any reference in this Agreement to any statute or any section thereof shall, unless otherwise expressly stated, be deemed to be a reference to such statute or section as amended, restated or re-enacted from time to time.

1.7 SECTION AND SCHEDULE REFERENCES. Unless the context requires otherwise, references in this Agreement to Sections or Schedules are to Sections or Schedules of this Agreement. The Schedules to this Agreement are as follows:


         SCHEDULES
         ---------
         Schedule 5.1(i)            -        Financial Statements of Schelfhout
         Schedule 5.1(l)            -        Real Property
         Schedule 5.1(n)            -        Insurance
         Schedule 5.1(o)            -        Material Contracts
         Schedule 5.1(p)            -        List of Receivables
         Schedule 5.1(q)            -        Intellectual Property
         Schedule 5.1(y)(i)         -        Employees
         Schedule 5.1(y)(vii)       -        Benefit Plan

                                    ARTICLE 2
                               PURCHASE OF SHARES

2.1 AGREEMENT TO PURCHASE AND SELL. At the Closing Time, subject to the terms and conditions hereof, the Vendors shall sell to the Purchaser and the Purchaser shall purchase from the Vendors, the Shares.

2.2 AMOUNT OF PURCHASE PRICE. The purchase price (the "Purchase Price") payable by the Purchaser to the Vendors for the Shares shall be the sum of ten million dollars (US$10,000,000) in United States funds.

2.3 DEPOSIT. The Vendors acknowledge and agree that the Purchaser has already deposited the sum of one million dollars (US$1,000,000) in United States funds in trust with L. Schelfhout and H. De Laet (the "Deposit"), which Deposit shall be applied towards the payment of the Purchase Price.

2.4 PAYMENT OF PURCHASE PRICE. The Purchase Price shall be paid and satisfied by the Purchaser to the Vendors as follows:

         (a) at the Closing Time, the Deposit shall be paid to the Vendors, on a Pro-Rata Basis, by L. Schelfhout and H. De Laet and credited against the Purchase Price;

         (b) at the Closing Time, by delivery to the Vendors, on a Pro-Rata basis, of an aggregate of three million dollars (US$3,000,000) in United States funds; and

         (c) at the Closing Time, by delivery to the Vendors, on a Pro-Rata Basis, of an aggregate of 3,636,364 common shares in the capital of e-Auction, which shares shall at the Closing Time have an aggregate value of six million dollars (US$6,000,000) in United States funds, and a per share value equal to US$1.65 ("Initial Share Value"), subject to the terms and conditions contained in Section 2.5 below.

2.5 e-AUCTION SHARES. The Vendors agree not to sell, transfer, convey or dispose ("Sell") of any of the e-Auction Shares delivered to the Vendors pursuant to Section 2.4(c) above except on the following basis:

         (a) the Vendors shall not Sell any of the e-Auction Shares until the date which is six (6) months after the Closing Date, and following such date the Vendors shall only be entitled to sell their Pro-rata Share of such number of e-Auction Shares having an aggregate value, calculated on the basis of a per share value equal to the Initial Share Value, of seven hundred and fifty thousand dollars (US$750,000) in United States funds (454,545 common shares in the aggregate), on each of the six
                  (6) month, twelve (12) month, eighteen (18) month and twenty four (24) month anniversary of the Closing Date; and

         (b) the Vendors shall be entitled to Sell their Pro-rata Share of such number of e-Auction Shares having an aggregate value, calculated on the basis of a per share value equal to the Initial Share Value, of one million dollars (US$1,000,000) in United States funds (606,061 common shares in the aggregate), on each of the thirty six (36) month, forty-eight (48) month and sixty (60) month anniversary of the Closing Date.

         The Vendors agree to allow a legend to be placed upon the e-Auction Shares referencing the above restrictions which legend shall remain until the date which is sixty (60) months following the Closing Date.

2.6      FREELY TRADABLE e-AUCTION SHARES.

         (a) Subject to (c) below, in the event that the e-Auction Shares referred to in Section 2.5(a) above are not freely tradable on any one of the six (6), twelve (12), eighteen (18) or twenty four (24) month anniversary of the Closing Date, the Purchaser agrees to pay to the Vendors, by way of electronic transfer, within ten (10) Business Days after the date of the applicable anniversary, an amount equal to seven hundred and fifty thousand dollars (US$750,000) in United States funds.

         (b) Subject to (c) below, in the event that the e-Auction Shares referred to in Section 2.5(b) above are not freely tradable on any one of the thirty six (36), forty eight (48) or sixty (60) month anniversary of the Closing Date, the Purchaser agrees to pay to the Vendors, by way of electronic transfer, within ten (10) Business Days after the date of the applicable anniversary, an amount equal to one million dollars (US$1,000,000) in United States funds.

         (c) Upon any payment by the Purchaser pursuant to Section 2.6 (a) or
Section 2.6(b), the Vendors agree to transfer ownership to the Purchaser, within ten (10) Business Days after receipt of any payment, such number of e-Auction Shares equal to the amount paid by the Purchaser to the Vendors, with each share having a value equal to the Initial Share Value.

         (d) As security for the cash payments which may be due to the Vendors pursuant to (a) or (b) above, the Purchaser agrees to pledge a portion of the Shares pursuant to the terms of the pledge agreement referred to in section 4.3(h) below. In the event that the Purchaser fails to make a payment referred to above in (a) or (b), the Vendors shall be entitled to be transferred from the Purchaser the portion of the Shares which are used to secure the applicable amount as their sole and exclusive remedy all in accordance with the terms of the pledge agreement referred ot in section 4.3(h) below.

2.7 GUARANTEE. e-Auction unconditionally and irrevocably guarantees the prompt payment to the Vendors of all the indebtedness, liabilities and obligations of any kind whatsoever which the Purchaser is under an obligation to pay to the Vendors pursuant to Sections 2.4 and 2.6 above.

                                    ARTICLE 3
                              CLOSING ARRANGEMENTS

3.1 CLOSING. The Closing shall take place at 2:00 p.m. (the "Closing Time") on the Closing Date at the offices of the auditor of Schelfhout, Gislenus Bats & Co. b.v.b.a., located at Europark-Oost 7, B-9100
Sint-Niklaas, Belgium, or at such other time or place as may be agreed upon orally or in writing by the parties to this Agreement.

3.2 VENDORS' CLOSING DELIVERIES. At the Closing Time, the Vendors shall deliver or cause to be delivered to the Purchaser the following:

         (a) the certificate of registration of the Purchaser in the register of shareholders of Schelfhout as owner of the Shares;

         (b) a certified copy of a resolution of the board of directors of Schelfhout authorizing the transfer of the Shares from the Vendors to the Purchaser;

         (c) a certificate executed by each of the Vendors certifying that the representations, warranties and covenants in Section 5.1 are true and correct as at the Closing;

         (d) a release of all claims against Schelfhout in favour of the Purchaser and Schelfhout in the form attached hereto as
                  Schedule 3.2(e), duly executed by each of the Vendors; and

         (e) all such other assurances, consents, agreements, documents and instruments as may be reasonably required by the Purchaser to complete the transactions provided for in this Agreement.

3.3 PURCHASER'S CLOSING DELIVERIES. At the Closing, the Purchaser shall deliver or cause to be delivered to the Vendors the following:

         (a)      the payments referred to in Sections 2.4 above;

         (b) the certificate or certificates representing the e-Auction Shares, duly registered in the names of each Vendor, on a Pro-rata Basis;

         (c) a certificate executed by the Purchaser certifying that the representations, warranties and covenants in Section 5.2 are true and correct as at the Closing;

         (d) evidence in a form satisfactory to the Vendors, acting reasonably, that the Purchaser was incorporated and acquired legal status and that the person signing on the Purchaser's behalf has the power to represent the Purchaser; and

         (e) all such other assurances, consents, agreements, documents and instruments as may be reasonably required by the Vendors to complete the transactions provided for in this Agreement.

3.4 POST CLOSING DELIVERIES. Within fifteen (15) Business Days following the Closing Date, the Vendors shall deliver or cause to be delivered to the Purchaser the following:

         (a) copies of any applicable schedule referenced in this Agreement which the Vendors are unable to deliver to the Purchaser on the Closing Date; and

         (b) legal opinion of the Vendors' solicitors (lawyers) addressed to the Purchaser and the Purchaser's solicitors (lawyers) in a form satisfactory to the Purchaser acting reasonably.

                                    ARTICLE 4
                              CONDITIONS OF CLOSING

4.1 PURCHASER'S CONDITIONS. The Purchaser shall not be obliged to complete the purchase and sale of the Shares pursuant to this Agreement unless, at or before the Closing Time, each of the following conditions have been satisfied, it being understood that the following conditions are included for the exclusive benefit of the Purchaser and may be waived, in whole or in part, in writing by the Purchaser at any time; and each of the Vendors hereby, jointly and severally, covenant and agree with the Purchaser to take all such actions, steps and proceedings as are reasonably within their control as may be necessary to ensure that the following conditions are fulfilled at or before the Closing Time:

         (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations, warranties and covenants of the Vendors in Section 5.1 shall be true and correct at the Closing Time.

         (b) VENDORS' COMPLIANCE. The Vendors shall have performed and complied with, or caused to be performed or complied with, all of the terms and conditions in this Agreement on their part to be performed or complied with at or before Closing Time and shall have executed and delivered or caused to have been executed and delivered to the Purchaser at the Closing Time all the documents contemplated in Section 3.2 or elsewhere in this Agreement.

         (c) GOOD TITLE. The Vendors shall have good and marketable title to the Shares, free and clear of any and all Liens of any kind and nature whatsoever.

         (d) MATERIAL ADVERSE CHANGE. During the Interim Period, there shall have been no Material Adverse Change.

         (e) CONSENTS AND APPROVALS. All the Consents and Approvals have been obtained.

         (f) NO LITIGATION. Except as set out below, there shall be no litigation or proceedings:

                  (i) pending or threatened against any of the Vendors or against Schelfhout or any of its directors or officers, for the purpose of enjoining, preventing or restraining the completion of the transactions contemplated by this Agreement; and

                  (ii) pending or threatened against any of the Vendors or against Schelfhout or any of its directors or officers which:

                           (1) if decided adversely, could adversely affect the right of the Purchaser to acquire or retain the Shares; or

                           (2) in the judgement of the Purchaser, acting reasonably, would make the completion of the transactions contemplated by this Agreement inadvisable;

                  except for (i) Menillo v. Schelfhout which is presently under appeal, in which the French Court ordered Schelfhout and the Chamber of Commerce of Cherbourg on November 6, 1998 to pay damages to Menillo in the amount of FRF200.000; and
                  (ii)Menillo v. Schelfhout (II): in this case, Menillo has withdrawn its suit and the Court of Rennes (France) condemned Menillo to pay the costs of the procedure and (iii) UNIT 4 BELGIUM N.V., in which UNIT 4 BELGIUM N.V. lodged on May 12, 1998 an appeal against the judgement of the Commercial Court of Dendermonde, division of Sint-Niklaas, of 28.04.1998 and lodged a counterclaim as follows:

                           - payment of invoice nr. 97 0335 of 6.6.97 ad 247,953 BEF;
                           - the cancellation of the contract at the charge of Schelfhout;
                           - the restitution of the software, manual and demonstration version;
                           -        damages of 1,000,000 BEF.

4.2 CONDITION NOT FULFILLED. If any condition in Section 4.1 has not been fulfilled at or before the Closing Time, then the Purchaser in its sole discretion may, without limiting any rights or remedies available to the Purchaser at law or in equity, either:

         (a) terminate this Agreement by notice to the Vendors, in which event the Purchaser shall be released from its obligations under this Agreement to complete the purchase of the Shares; or

         (b) waive compliance with any such condition in whole or in part without prejudice to its right of termination in the event of non-fulfilment of any other condition in whole or in part.

4.3 VENDORS' CONDITIONS. The Vendors shall not be obliged to complete the purchase and sale of the shares pursuant to this Agreement and to complete the transactions contemplated by this Agreement unless, at or before the Closing Time each of the following conditions have been satisfied, it being understood that the following conditions are included for the exclusive benefit of the Vendors, and may be waived, in whole or in part, in writing by the Vendors at any time; and the Purchaser hereby covenants and agrees with the Vendors to take all such actions, steps and proceedings as are reasonably within the Purchaser's control as may be necessary to ensure that the following conditions are fulfilled at or before the Closing Time:

         (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations, warranties and covenants of the Purchaser in Section 5.2 shall be true and correct at the Closing Time.

         (b) PURCHASER'S COMPLIANCE. The Purchaser shall have performed and complied with all of the terms and conditions in this Agreement on its part to be performed or complied with at or before the Closing Time and shall have executed and delivered or caused to have been executed and delivered to the Vendors at the Closing Time all the documents contemplated in Section 3.3 or elsewhere in this Agreement.

         (c) GOOD TITLE. The Purchaser shall have good and marketable title to the e-Auction Shares, free and clear of any and all Liens of any kind and nature whatsoever.

         (d) MATERIAL ADVERSE CHANGE. During the Interim Period, there shall have been no Material Adverse Change in the business and assets of e-Auction.

         (e) NO LITIGATION. There shall be no litigation or proceedings pending or threatened against e-Auction or the Purchaser or any of its directors and officers which, in the judgement of the Vendors, acting reasonably, would make the completing of the transactions contemplated by this Agreement inadvisable.

         (f) INCORPORATION OF THE PURCHASER. The Purchaser shall have been incorporated and shall have acquired legal status.

         (g) CONTRIBUTION IN KIND AND CAPITAL DECREASE. Schelfhout shall have decreased its capital for the amount of 15,864,040 BEF.

         (h) PLEDGE AGREEMENT. The Purchaser shall have completed a pledge agreement with the Vendors, by which the Shares are pledged to the Vendors, and shall have been registered the pledge in the shareholders register.

         (i) LEASE. Schelfhout shall have taken the commitment to rent the premises where Schelfhout currently operates and carries on business at a rate of 2,400 BEF/m2 for office space, 1,800 BEF/m2 for the work room and 1,200 BEF/m2 for the warehouse, for a term of ten years, on terms and conditions which shall correspond to the normal commercial terms and conditions at that moment.

4.4 CONDITION NOT FULFILLED. If any condition in Section 4.3 shall not have been fulfilled at or before the Closing Time, then the Vendors, in their sole discretion may, without limiting any rights or remedies available to the Vendors at law or in equity, either:

         (a) terminate this Agreement by notice to the Purchaser in which event the Vendors shall be released from all obligations under this Agreement to complete the sale of the Shares; or

         (b) waive compliance with any such condition in whole or in part without prejudice to its right of termination in the event of non-fulfilment of any other condition in whole or in part.

                                    ARTICLE 5
                    REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1 REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE VENDORS. As a material inducement to the Purchaser entering into this Agreement and completing the transactions contemplated by this Agreement and acknowledging that the Purchaser is entering into this Agreement in reliance upon the representations, warranties and covenants of the Vendors, the Vendors hereby, jointly and severally, represent, warrant and covenant to and with the Purchaser as follows:

         (a) OWNERSHIP OF SHARES. The Vendors are, and at the Closing Time will be, the registered and beneficial owners of the Shares, with good and marketable title thereto, free and clear of all Liens of any kind and nature whatsoever. No Person, other than the Purchaser, has any agreement, option, right or privilege of any kind capable of becoming an agreement for the purchase from the Vendors of any of the Shares.

         (b) ENFORCEABILITY OF OBLIGATIONS. This Agreement constitutes a valid and binding obligation of each of the Vendors enforceable against each of them in accordance with its terms, subject however, to limitations with respect to enforcement imposed by law in connection with bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and to the extent that equitable remedies such as specific performance and injunction are only available in the discretion of the court from which they are sought.

         (c) AUTHORIZATION BY THE VENDORS. Each of the Vendors has the legal capacity to enter into this Agreement and all other agreements and instruments to be executed by any of them as contemplated by this Agreement and to carry out their respective obligations under this Agreement and such other agreements and instruments and the Vendors have the exclusive right, power and authority to sell the Shares in accordance with the terms of this Agreement.

         (d) BANKRUPTCY. Neither Schelfhout nor any Vendor has committed an act of bankruptcy (within the meaning of the BANKRUPTCY AND INSOLVENCY ACT (Canada) or similar laws of any other jurisdiction) nor made an assignment in favour of its creditors nor made a proposal in bankruptcy to its creditors or any class thereof nor had any petition for a receiving order presented in respect of it. Neither Schelfhout nor any Vendor has initiated proceedings with respect to a compromise or arrangement with its creditors nor initiated any proceedings for its winding up, liquidation or dissolution. No receiver has been appointed in respect of Schelfhout or any Vendor or any of the Assets or Shares and no execution or distress has been levied upon any of the Assets or Shares.

         (e) INCORPORATION AND POWER. Schelfhout is a corporation duly incorporated, organized, validly subsisting and in good standing under the laws of Belgium. Schelfhout is duly licensed, registered and qualified to do business and is in good standing under the laws of Belgium. Schelfhout has the full corporate power and authority to carry on the Business and to own, lease and operate the Assets and the Business as now carried on and owned, leased and operated by it.

         (f) SHARE CAPITAL. The authorized capital of Schelfhout consists of 640 shares and there are 640 shares issued and outstanding. Schelfhout does not have a stock option plan and there are no outstanding securities convertible into or exchangeable for any shares of capital stock or any rights (either pre-emptive or other) to subscribe for or to purchase, or any options, rights or warrants for the purchase of, or any agreements providing for the issuance of, or any calls, commitments, agreements or claims of any character relating to the issuance of, any securities in the capital of Schelfhout, except for the usual preferential rights for the existing shareholders of Schelfhout in the case of capital increases as provided for in Article 7 of the articles of incorporation of Schelfhout.

         (g) TITLE TO ASSETS. Schelfhout has good and marketable title to all the Assets, free and clear of any and all Liens. All machines, machinery, equipment, tools or other moveable or mechanical property forming part of the Assets are in good operating condition and are in a state of good repair and maintenance, reasonable wear and tear excepted. The Assets are sufficient to permit the continued operation of the Business in substantially the same manner as now being conducted. There is no agreement, option or other right or privilege outstanding in favour of any Person for the purchase from Schelfhout of the Business or of any of the Assets out of the ordinary course of Business.

         (h) NO SUBSIDIARY. Schelfhout has no subsidiaries or agreements of any nature to acquire any subsidiary or to acquire or lease any other business operations, except for the shares in the company into which the buildings were contributed.

         (i) FINANCIAL STATEMENTS. The Purchaser has been furnished with the financial statements of Schelfhout for the 1996, 1997 and 1998 fiscal years ending December 31, (the "Financial Statements") prepared in accordance with Belgium generally accepted accounting principles (GAAP), copies of which are attached hereto as Schedule 5.1(i). The balance sheets contained in such Financial Statements fairly present in all material respects the financial position of Schelfhout as of its date and the statements of earnings and retained earnings contained in the Financial Statements fairly present in all material respects the results of operations for the period indicated. Since December 31, 1998, Schelfhout has carried on its business in the ordinary course and there has been no Material Adverse Change in the Business, financial condition, Assets, results of operations or prospects of Schelfhout, except for the contribution in kind of the building.

         (j) CORPORATE RECORDS. The minute books of Schelfhout contain true, correct and complete copies of its articles, its by-laws, the minutes of every meeting of its board of directors and every committee thereof and of its shareholders and every written resolution of its directors and shareholders. The register of shareholders of Schelfhout is complete and accurate in all material respects.

         (k) PERSONAL PROPERTY. All Personal Property is in good operating condition, and repair, ordinary wear and tear excepted.

         (l) REAL PROPERTY. Schedule 5.1(l) lists the municipal address for and a general description of each parcel of land owned, leased or used in the Business. The Real Property and the current use thereof comply with Applicable Law. No notice of violation of any Applicable Law or of any covenant, restriction or easement affecting the Real Property or with respect to the use or occupancy of the Real Property, has been given by any governmental authority having jurisdiction over the Real Property or by any other Person entitled to enforce the same.

         (m) PERSONAL PROPERTY LEASES. Each Personal Property Lease is in full force and effect and has not been amended, and Schelfhout is entitled to the full benefit and advantage of each Personal Property Lease in accordance with its terms. Each Personal Property Lease used in the Business is in good standing and there has not been any default by any party under any Personal Property Lease nor any dispute between Schelfhout and any other party under any Personal Property Lease.

         (n) INSURANCE. The Business, properties and Assets of Schelfhout are insured for the benefit of Schelfhout in amounts deemed adequate by Schelfhout's management against risk usually insured against by Persons operating a business similar to the Business of Schelfhout in the localities where such properties are located. Particulars of the policies of insurance maintained by Schelfhout as at the Closing Date are set out in Schedule 5.1(n) hereto. All policies are in full force and effect and Schelfhout is not in default, whether as to payment of premiums or otherwise, under the terms of such policies.

         (o) MATERIAL CONTRACTS. Schedule 5.1(o) lists all the Material Contracts. Schelfhout is not in default under any Material Contract and neither Schelfhout nor the Vendors have received notice of a default and there has not occurred any event which, with the lapse of time or giving of notice or both, would constitute a default under any Material Contract by Schelfhout or any other party to the Material Contract. Each Material Contract is in full force and effect, unamended by written or oral agreement, and Schelfhout is entitled to the full benefit and advantage of each Material Contract in accordance with its terms. Each Material Contract is in good standing and there has not been any default by any party under any Material Contract nor any dispute between Schelfhout and any other party under any Material Contract, except for the Material Contract with GPLM (Groupement des Producteurs de Legumees de la Manche, S.C. AGRICOLE) (France) of April 3, 1996. Parties entered into a formal serrement agreement on December 18, 1999.

         (p) RECEIVABLES. Schedule 5.1(p) lists all of the Receivables as at the Closing Date. The Receivables are valid obligations which arose in the ordinary course of business and are enforceable and fully collectable accounts not subject to any setoff or counterclaim. None of the Receivables are due from a Person with whom Schelfhout does not deal at arm's length.

         (q)      INTELLECTUAL PROPERTY.

                  (i) Schedule 5.1(q)(i) lists the Intellectual Property for products developed by Schelfhout. The Intellectual Property, and all registrations of the Intellectual Property, are valid and subsisting. All of the registrations and applications for registration of the Intellectual Property are in good standing and are recorded in the name of Schelfhout. No application for registration of any of the Intellectual Property has been rejected.

                  (ii) Schelfhout is the first and only owner of the Intellectual Property and is entitled to the uninterrupted use of the Intellectual Property without payment of any royalty or other fees. No Person has any right, title or interest in any of the Intellectual Property and all such persons have waived their moral rights in any copyright works within the Intellectual Property. Schelfhout has diligently protected its legal rights to the exclusive use of the Intellectual Property.

                  (iii) There is no current litigation pending or threatened against or relating to the Intellectual Property.

                  (iv) Schelfhout has not permitted or licensed any Person to use any of the Intellectual Property, except for Schelfhout's customers.

                  (v) No Person has challenged the validity of any registrations for the Intellectual Property or the rights of Schelfhout to any of the Intellectual Property, except for the litigation Menillo v. Schelfhout II in which Menillo finally has withdrawn its suit (art. 4.1 f).

                  (vi) To the best of the knowledge of the Vendors, neither the use of the Intellectual Property (which includes products, processes, methods, substances, parts and other materials presently sold by or used by Schelfhout in connection with the Business) nor the conduct of the Business has infringed or currently infringes upon the industrial or intellectual property rights of any other Person.

                  (vii) To the best of the knowledge of the Vendors, no other Person has infringed the Schelfhout rights to the Intellectual Property.

                  (viii) There is no governmental prohibition or restriction on the use of the Intellectual Property.

         (r) LICENCES AND PERMITS. Schelfhout is registered with the Ministry of Finance of Belgium by decision dated January 1, 1990 as a building contractor under the number 429.285.178.06.26.12. Schelfhout holds this registration free and clear of any and all Liens. This registration is in good standing and in full force and effect, Schelfhout is not in violation of any term or provision or requirement of such registration, and no Person has threatened to revoke, amend or impose any condition in respect of, or commenced proceedings to revoke, amend or impose conditions in respect of this registration. Schelfhout does not hold any Licenses or Permits other than described in this Section 5.1(r).

         (s) UNDISCLOSED LIABILITIES. Schelfhout does not have any other liabilities, obligations, indebtedness or commitments, whether accrued, absolute, contingent or otherwise, other than the liabilities which have been previously disclosed in writing to the Purchaser and which do not exceed in the aggregate twenty thousand dollars (US$20,000) in United States funds.

         (t) CONSENTS AND APPROVALS. No consent or approval of any Person is required in connection with the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement or to permit Schelfhout to carry on the Business after the Closing as the Business is currently carried on by it.

         (u) NOTICES. no Notices are required to be delivered to any Person in connection with the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement or to permit Schelfhout to carry on the Business after the Closing as the Business is currently carried on by Schelfhout.

         (v) ABSENCE OF CONFLICTING AGREEMENTS. The execution, delivery and performance of this Agreement by the Vendors and the completion (with any required Consents and Approvals) of the transactions contemplated by this Agreement do not and will not result in or constitute any of the following:

                  (i) a default, breach or violation or an event that, with notice or lapse of time or both, would be a default, breach or violation of any of the terms, conditions or provisions of the articles or by-laws of Schelfhout;

                  (ii) an event which, pursuant to the terms of any Material Contract or Licence and Permit, causes any right or interest of Schelfhout to come to an end or be amended in any way that is detrimental to the Business or entitles any other Person to terminate or amend any such right or interest;

                  (iii) the creation or imposition of any Lien on any Asset; or

                  (iv) the violation of any Applicable Law by the Vendors or Schelfhout.

         (w) LITIGATION. There is no action, suit, proceeding, claim, application, complaint or investigation in any court or before any arbitrator or before or by any regulatory body or governmental or non-governmental body pending or threatened by or against the Vendors or Schelfhout, or Related to the Business or affecting the Business or the operations or capital of Schelfhout or the transactions contemplated by this Agreement, and there is no factual or legal basis which could give rise to any such action, suit, proceeding, claim, application, complaint or investigation except for (i) Menillo v. Schelfhout which is presently under appeal, in which the French Court ordered Schelfhout and the Chamber of Commerce of Cherbourg on January 1, 1999 to pay damages to Menillo in the amount of FRF200.000; and (ii) Menillo v. Schelfhout (II): in this case, Menillo has withdrawn its suit and the Court of Rennes (France) condemned Menillo to pay the costs of the procedure and (iii) UNIT 4 BELGIUM N.V., in which UNIT 4 BELGIUM N.V. lodged on May 12, 1998 an appeal against the judgement of the Commercial Court of Dendermonde, division of Sint-Niklaas, of 28.04.1998 and lodged a counterclaim as follows:

    -    payment of invoice nr. 97 0335 of 6.6.97 ad 247,953
         BEF;
    - the cancellation of the contract at the charge of Schelfhout;
    - the restitution of the software, manual and demonstration version;
    -    damages of 1,000,000 BEF.



         (x) NO CONFLICT. No current director or officer of Schelfhout (nor anyone who was a director or officer of Schelfhout in the last fiscal year) and, to the knowledge of each Vendor, no current shareholder of Schelfhout, nor any associate of any such Person, is presently, directly or indirectly through his or her affiliation with any other Person, a party to any transaction with Schelfhout providing for the furnishing of services by or to (except services related to such person acting as a director or officer of Schelfhout), or rental of real or personal property from or to, or otherwise requiring cash payments to or by any such Person except for (i) either: an agreement between Infomar C.V.B.A. and Schelfhout for the furnishing of management, consulting and related services by Infomar C.V.B.A. or an employment agreement between Hilde De Laet and Schelfhout and an agreement between Infomar C.V.B.A. and Schelfhout for the furnishing of management, consulting and related services by Infomar C.V.B.A. or an employment agreement between Hilde De Laet and Schelfhout and between Luc Schelfhout and Schelfhout; (ii) the Lease Agreement referred to in Section 5.1(hh), and (iii) the option to acquire the shares in the company into which the buildings were contributed and (iv) the agreement of September 1, 1998, between Schelfhout and European Auction Builders c.v.b.a. at present INFOMAR c.v.b.a. providing the payment by Schelfhout of 90,000 Euro, at the moment that Schelfhout receives the last payment from the European Community via VEGA Plc. (which will exceed said 90,000 Euro).

         (y)      EMPLOYEES.

                  (i) Schedule 5.1(y)(i), which will be provided to the Purchaser on the Closing Date, lists all the Employees and the age, position, status, length of service, compensation and all other benefits of each of them, respectively. The Purchaser has been provided with the opportunity to review all contracts or arrangements with or relating to any Employee and will be provided with copies of such contracts or arrangements on the Closing Date. All Employees have written employment agreements.

                  (ii) There is no labour strike, dispute, slowdown or stoppage actually pending or involving or, to the best of the knowledge of each Vendor, threatened against Schelfhout with respect to the Business;

                  (iii) No union representation question exists respecting the Employees in connection with the Business and no collective bargaining agreement is in place or currently being negotiated by Schelfhout;

                  (iv) Other than as set out in their written contracts of employment with Schelfhout, no Employee has any agreement as to length of notice required to terminate his or her employment;

                  (v) All required withholding of amounts from the employees have been paid to the appropriate authority in compliance with Applicable Law.

                  (vi) No notice has been received by Schelfhout or any Vendor of any complaint which has not been resolved, filed by any of its employees claiming that Schelfhout has violated any applicable employee or human rights or similar legislation in any jurisdictions in which Schelfhout operates), or of any complaints or proceedings which have not been resolved of any kind involving Schelfhout or, to the Vendors' knowledge, after due inquiry, any of the Employees before any labour relations board. There are no outstanding orders or charges against Schelfhout under any applicable health and safety legislation in any jurisdictions in which Schelfhout carries on business). All levies, assessments and penalties made against Schelfhout pursuant to the workers' compensation legislation in the jurisdictions in which Schelfhout carries on business have been paid by Schelfhout and Schelfhout has not been reassessed under any such legislation except such as have been resolved.

                  (vii) The only benefit plans of Schelfhout (the "Benefit Plans") are listed in Schedule 5.1(y)(vii) hereto. All contributions or premiums required to be made by Schelfhout under the terms of the Benefit Plans have been made. Schelfhout may terminate the Benefit Plans. Schelfhout has furnished to the Purchaser all related documentation and plan summaries, booklets and personal manuals related to the Benefit Plans. No material changes have occurred to the Benefit Plans or are expected to occur which would affect the actuarial reports or financial statements provided to the Purchaser, except for the hospitalisation and group insurance which will be introduced by Schelfhout on or about January 1, 1999 as far as the group insurance is concerned for two of the employees and January 1, 2000 as far as hospitalisation is concerned.

         (z)      Intentionally omitted.

         (aa) CUSTOMERS. None of the Vendors is aware of, nor has any of them received notice of, any intention on the part of any such customer to cease doing business with Schelfhout or to modify or change in any material manner any existing arrangement with Schelfhout for the purchase of any products or services. The relationships of Schelfhout with each of their respective principal customers are satisfactory, and there are no unresolved disputes with any such customer.

         (bb) AFFILIATED TRANSACTIONS. Schelfhout is not liable in respect of advances, loans, guarantees to or on behalf of any shareholder, officer, director, employee or any other Person with whom Schelfhout does not deal at arm's length.

         (cc) TAXES. Schelfhout has filed with appropriate taxing authorities on a timely basis all returns, reports and estimates relating to Taxes which are required to be filed by or on behalf of Schelfhout to the date hereof, and each such return, report and estimate is complete and accurate in all material respects. Schelfhout has paid, or made adequate provision in accordance with generally accepted accounting principles for the payment of, all Taxes which are shown to be due on such returns, reports or estimates. There are no current assessments, liens or claims issued by any taxing authority regarding any Taxes of Schelfhout. All assessments of Taxes with respect to Schelfhout have either been paid or provided for or are being contested in good faith by appropriate proceedings as to which adequate reserves have been provided. No action, proceeding or investigation has been threatened by any governmental authority for the assessment or collection of any Taxes for which Schelfhout would be liable.

         (dd) ACTION DURING INTERIM PERIOD. During the Interim Period, Schelfhout has not:

                  (i) made or agreed to make any change in the compensation of any director, officer or Employee, except for the normal increases which are necessary in the Business to retain Employees, and has not paid or agreed to pay or set aside any bonus, profit sharing, retirement, insurance, death, severance, fringe benefit, or other extraordinary or indirect compensation to, for, or on behalf of any director, officer or Employee, except for the hospitalisation and group insurance for Employees which will be introduced by Schelfhout on or about January 1, 1999 as far as the group insurance is concerned for two of the employees and January 1, 2000 as far as hospitalisation is concerned;

                  (ii)     suffered any Material Adverse Change;

                  (iii) declared or made any payment of any dividend or other distribution in respect of its shares and has not redeemed, purchased or otherwise acquired any shares;

                  (iv) issued or sold any shares or other securities or issued, sold or granted any option, warranty or right to purchase any shares or other securities of Schelfhout or its Affiliates;

                  (v) sold, assigned, transferred, mortgaged, pledged, granted a security interest in or otherwise encumbered any of the Assets except sales of Inventories in the normal course of business which, individually and in the aggregate are not material to the financial condition of the operation of the Business, except for the contribution by Schelfhout of the building according to Section 4.3(g) and except for the granting of an irrevocable option on the shares in the company into which the buildings were contributed;

                  (vi) changed any accounting or costing systems or methods in any material respect;

                  (vii) suffered any extraordinary loss or cancelled or waived any debt, claim or other right;

                  (viii) incurred or assumed any liabilities, obligations or indebtedness (whether accrued, absolute, contingent or otherwise), except unsecured current liabilities, obligations and indebtedness incurred in the normal course of business;

                  (ix) entered into any Material Contract or any other transaction that was not in the normal course of business; or

                  (x) terminated, cancelled or modified in any material respect or received notice or a request for termination, cancellation or modification in any material respect of any Material Contract, including any policy of insurance which related to Schelfhout or any of the Assets, except for the maintenance contract with Socave-Vergt which was terminated on August 17, 1999.

         (ee) DIRECTORS AND OFFICERS. At the request of the Purchaser any time on or following the Closing Date, the Vendors shall cause their nominees on the board of directors of Schelfhout to tender resignations.

         (ff)     E-AUCTION SHARES.  The Vendors acknowledge that:

                  (i) the e-Auction Shares were issued in accordance with Rule 144 pursuant to the UNITED STATES SECURITIES ACT of 1933 (the "1933 Act") and are known as restricted shares;

                  (ii) the Vendors may only make offers or sales of the e-Auction Shares to non-U.S. Persons outside the United States pursuant to Rule 904 of Regulation S of the 1933 Act. The Vendors may offer or sell the e-Auction Shares only: outside the United States in accordance with the provisions of Rule 904 of Regulation S; pursuant to registration of the e-Auction Shares under the 1933 Act; or in the United States pursuant to an available exemption from the registration requirements of the 1933 Act. Such an exemption would be available for persons who are not Underwriters, Distributors or Affiliates of e-Auction. The foregoing is only a summary of the applicable United States securities laws and regulations governing the resale of the e-Auction Shares within the United States. The determination of the status of the Vendors for such purpose and the availability of any exemption from registration will depend on the prevailing facts and circumstances. Accordingly, the Vendors should consult appropriate United States counsel prior to any resale of the e-Auction Shares within the United States;

                  (iii) the e-Auction Shares acquired pursuant to this Agreement may be resold in other jurisdictions not listed above only in accordance with applicable securities laws in effect in that jurisdiction;

                  (iv) upon the original issuance thereof, and until such time as the same is no longer required under applicable requirements of the 1933 Act or applicable state laws, the certificates representing the e-Auction Shares sold in the United States, and all certificates issued in exchange therefor or in substitution thereof, shall bear the following legend:

                                    "No sale, offer to sale, or transfer of the shares represented by this certificate shall be made unless a registration statement under the FEDERAL SECURITIES ACT of 1993, as amended, with respect to such shares is then in effect or an exemption from the registration requirements of said Act is then in fact applicable to said shares."

                  (v) pursuant to applicable securities legislation it may be necessary to place a legend, different or in addition to the one listed in paragraph 5.1(ff)(vi) above, relating to resale restrictions on the certificates representing the e-Auction Shares purchased hereunder and to the extent that such is required by applicable securities legislation, and the Vendors consent to the same.

         (gg) FULL DISCLOSURE. None of the foregoing representations and warranties and no document furnished by or on behalf of Schelfhout and the Vendors to the Purchaser in connection with the negotiation of the transactions contemplated by this Agreement contain any untrue statement of a material fact or omit to state any material fact necessary to make any such statement or representation not misleading to a prospective purchaser of the Shares seeking full information as to Schelfhout and its respective properties, businesses and affairs. Except for those matters disclosed in this Agreement, there are no facts not disclosed in this Agreement which, if learned by the Purchaser, might reasonably be expected to materially diminish its evaluation of the value of the Shares and the Business or to deter the Purchaser from completing the transactions contemplated by this Agreement on the terms of this Agreement.

         (hh) LEASE. The Vendors acknowledge and agree that Schelfhout shall be entitled to remain on the premises where Schelfhout currently operates and carries on business for a period of twelve (12) months following the Closing Date on a rent free basis and that following such twelve (12) month period, the Vendors or the company into which the building were contributed shall lease the building to Schelfhout at a rate of 2,400 BEF per square metre for office space, 1,800 BEF per square metre for the work room and 1,200 per square metre for the warehouse, for a term of 10 years (the "Lease Agreement"), which terms of the lease can be considered as normal at the Closing Date.

5.2 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND E-AUCTION. As a material inducement to the Vendors entering into this Agreement and completing the transactions contemplated by this Agreement and acknowledging that the Vendors are entering into this Agreement in reliance upon the representations, warranties and covenants of the Purchaser and e-Auction, the Purchaser and e-Auction hereby represents, warrants and covenants to the Vendors as follows:

         (a) INCORPORATION. The Purchaser is a corporation duly incorporated and validly subsisting and in good standing under the laws of Belgium.

         (b) DUE AUTHORIZATION. The Purchaser has all necessary corporate power, authority and capacity to enter into, execute and deliver this Agreement and all other agreements and instruments required to be delivered hereunder and to perform its obligations hereunder and under such other agreements and instruments. The execution and delivery by the Purchaser of this Agreement and such other agreements and instruments to be delivered hereunder, and the completion of the transactions contemplated by this Agreement and under such other agreements and instruments have been duly authorized and approved by all necessary corporate action on the part of the Purchaser.

         (c) ENFORCEABILITY OF OBLIGATIONS. This Agreement constitutes a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms subject, however, to limitations on enforcement imposed by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought.

         (d) OWNERSHIP OF SHARES. The Purchasers at the Closing Time will be the registered and beneficial owners of the e-Auction Shares, with good and marketable title thereto, free and clear of all Liens of any kind and nature whatsoever. No Person, other than the Purchaser, has any agreement, option, right or privilege of any kind capable of becoming an agreement for the purchase from the Purchaser of any of the e-Auction Shares.

         (e) BANKRUPTCY. The Purchaser and e-Auction has not committed an act of bankruptcy (within the meaning of the BANKRUPTCY AND INSOLVENCY ACT (Canada) or similar laws of any other jurisdiction) nor made an assignment in favour of its creditors nor made a proposal in bankruptcy to its creditors or any class thereof nor had any petition for a receiving order presented in respect of it. The Purchaser and e-Auction has not initiated proceedings with respect to a compromise or arrangement with its creditors nor initiated any proceedings for its winding up, liquidation or dissolution. No receiver has been appointed in respect of the Purchaser and e-Auction or any of the assets or shares of the Purchaser or e-Auction and no execution or distress has been levied upon any of the assets or shares.

         (f) LITIGATION. There is no action, suit, proceeding, claim, application, complaint or investigation in any court or before any arbitrator or before or by any regulatory body or governmental or non-governmental body pending or threatened by or against the Purchaser or e-Auction, related to its business or affecting the business or the operations or capital of the Purchaser or e-Auction or the transactions contemplated by this Agreement, and there is no factual or legal basis which could give rise to any such action, suit, proceeding, claim, application, complaint or investigation.

         (g) CORPORATE RECORDS. The minute books of the Purchaser contain true, correct and complete copies of its articles, its by-laws, the minutes of every meeting of its board of directors and every committee thereof and of its shareholders and every written resolution of its directors and shareholders. The share certificate book, register of shareholders, register of transfers and register of directors and officers of the Purchaser are complete and accurate in all material respects.

         (h) FULL DISCLOSURE. None of the foregoing representations and warranties and no document furnished by or on behalf of the Purchaser and e-Auction in connection with the negotiation of the transactions contemplated by this Agreement contain any untrue statement of a material fact or omit to state any material fact necessary to make any such statement or representation not misleading to the Vendors seeking full information as to e-Auction and its respective properties, businesses and affairs. Except for those matters disclosed in this Agreement, there are no facts not disclosed in this Agreement which, if learned by the Vendors, might reasonably be expected to deter the Vendors from completing the transactions contemplated by this Agreement on the terms of this Agreement.

         (i) NO TRANSFER OF SHARES. The Purchaser shall not, during a period of thirteen (13) months following the Closing Date, transfer any or all of the Shares in any way whatsoever which would make article 90, 9e and 94 of the Belgium Income Tax Code applicable. The

Purchaser shall be accountable for any breach of this covenant, whether by the Purchaser itself, one of its assigns, successors or creditors.

         (j) CONTRIBUTION IN KIND The Purchaser and e-Auction acknowledge and agree that Schelfhout shall contribute the buildings of Schelfhout into S.D.L. INVEST N.V., a company to be incorporated, for their bookkeeping value as per 31.12.99, i.e. 19,503,468 BEF. As compensation, S.D.L. INVEST N.V. will take over the balance of the debt related to the buildings (4,214,646
BEF) and receive shares in S.D.L. INVEST N.V. for 15,288,822 BEF.

5.3      SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

         (a) The representations and warranties of the Vendors contained in this Agreement or contained in any agreement, certificate or other document delivered or given pursuant to or in connection with this Agreement or the transactions provided for herein shall survive the Closing, and regardless of any investigation by or on behalf of the Purchaser with respect thereto, shall continue in full force and effect for the benefit of the Purchaser for a period of two (2) years from the Closing Date.

         (b) The representations and warranties of the Purchaser and e-Auction contained in this Agreement or contained in any agreement, certificate or document delivered or given pursuant to or in connection with this Agreement or the transactions provided for herein shall survive the Closing, and regardless of any investigation by or on behalf of the Vendors with respect thereto, shall continue in full force and effect for the benefit of the Vendors for a period of two (2) years from the Closing Date.

                                    ARTICLE 6
                                 INDEMNIFICATION

6.1 INDEMNITY BY THE VENDORS. The Vendors shall, jointly and severally, indemnify and hold the Purchaser and e-Auction, its directors, officers, employees, agents, representatives, assigns and the Purchaser's Affiliates, and their respective directors, officers and employees harmless in respect of any claim, demand, action, cause of action, damage, loss, cost, liability or expense (hereinafter referred to as "Claim") which may be made or brought against an Indemnified Party or which it may suffer or incur directly or indirectly as a result of, in respect of or arising out of:

         (a) any incorrectness in or breach of any representation or warranty of the Vendors contained in this Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to this Agreement; or

         (b) any breach of or any non-fulfillment of any covenant or agreement on the part of the Vendors under this Agreement or under any other agreement, certificate or instrument executed and delivered pursuant to this Agreement;

6.2 INDEMNITY BY THE PURCHASER AND E-AUCTION. The Purchaser and e-Auction shall indemnify and hold the Vendors and their respective heirs and legal representatives harmless in respect of any Claim which may be made or brought against an Indemnified Party or which it may suffer or incur directly or indirectly as a result of in respect of or arising out of:

         (a) any incorrectness in or breach of any representation or warranty of the Purchaser or e-Auction, contained in this Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to this Agreement;

         (b) any breach of or any non-fulfillment of any covenant or agreement on the part of the Purchaser or e-Auction under this Agreement or under any other agreement, certificate or instrument executed and delivered pursuant to this Agreement; or

         (c) in the event of a breach of Section 5.2(i) above, the Purchaser and e-Auction, their assigns and creditors, agree to pay to the Vendors ispo jure, an indemnity equal to the taxes to be paid by the Vendors, including any and all fines, interest and increases thereof. The Purchaser and e-Auction agree to pay this indemnity to the Vendors within fourteen
                  (14) days of the receipt of the copy of the notice of assessment provided by the Vendors.

6.3 LIMITATIONS. No party shall have any Liability for indemnification pursuant to Sections 6.1 or 6.2 unless and until the accumulated aggregate amount of Claims of the Indemnified Party exceeds twenty thousand dollars (US$20,000) in United States funds, following which all such accumulated Claims and all further Claims of the Indemnified Party shall be recoverable as provided in this Agreement.

6.4 NOTICE OF CLAIM. If an Indemnified Party becomes aware of a Claim in respect of which indemnification is provided for pursuant to either of
Section 6.1 or 6.2, as the case may be, the Indemnified Party shall promptly give written notice of the Claim to the Indemnifying Party. Such notice shall specify whether the Claim arises as a result of a claim by a Person against the Indemnified Party (a "Third Party Claim") or whether the Claim does not so arise (a "Direct Claim"), and shall also specify with reasonable particularity (to the extent that the information is available):

         (a)      the factual basis for the Claim; and

         (b)      the amount of the Claim, if known.

If, through the fault of the Indemnified Party, the Indemnifying Party does not receive notice of any Claim in time effectively to contest the determination of any liability susceptible of being contested, then the Liability of the Indemnifying Party to the Indemnified Party under this Article shall be reduced by the amount of any losses incurred by the Indemnifying Party resulting from the Indemnified Party's failure to give such notice on a timely basis.

6.5 DIRECT CLAIMS. In the case of a Direct Claim, the Indemnifying Party shall have sixty (60) days from receipt of notice of the Claim within which to make such investigation of the Claim as the Indemnifying Party considers necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request. If both parties agree at or before the expiration of such sixty (60) day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim, failing which the matter shall be referred to binding arbitration in such manner as the parties may agree or shall be determined by a court of competent jurisdiction.

6.6 THIRD PARTY CLAIMS. In the case of a Third Party Claim, the Indemnifying Party shall have the right, at its expense, to participate in or assume control of the negotiation, settlement or defence of the Claim and, in such event, the Indemnifying Party shall reimburse the Indemnified Party for all of the Indemnified Party's out-of-pocket expenses as a result of such participation or assumption. If the Indemnifying Party elects to assume such control, the Indemnified Party shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel at its expense or unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and a representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defences). If the Indemnifying Party, having elected to assume such control, thereafter fails to defend the Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim. If any Third Party Claim is of a nature such that (i) the Indemnified Party is required by Applicable Law or the order of any court, tribunal or regulatory body having jurisdiction, or (ii) it is necessary in the reasonable view of the Indemnified Party acting in good faith and in a manner consistent with reasonable commercial practices, in respect of (A) a Third Party Claim by a customer relating to products or services supplied by the Business or (B) a Third Party Claim relating to any Contract which is necessary to the ongoing operations of the Business or any material part thereof in order to avoid material damage to the relationship between the Indemnified Party and any of its major customers or to preserve the rights of the Indemnified Party under such an essential Contract, to make a payment to any Person (a "Third Party") with respect to the Third Party Claim before the completion of settlement negotiations or related legal proceedings, as the case may be, the Indemnified Party may make such payment and the Indemnifying Party shall, promptly after demand by the Indemnified Party, reimburse the Indemnified Party for such payment. If the amount of any liability of the Indemnified Party under the Third Party Claim in respect of which such a payment was made, as finally determined, is less than the amount which was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, promptly after receipt of the difference from the Third Party, pay the amount of such difference to the Indemnifying Party. If such a payment, by resulting in settlement of the Third Party Claim, precludes a final determination of the merits of the Third Party Claim and the Indemnified Party and the Indemnifying Party are unable to agree whether such payment was unreasonable in the circumstances having regard to the amount and merits of the Third Party Claim, then such dispute shall be referred to and finally settled by binding arbitration from which there shall be no appeal.

6.7 SETTLEMENT OF THIRD PARTY CLAIMS. If the Indemnifying Party fails to assume control of the defence of any Third Party Claim, the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed. Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnifying Party shall not settle any Third Party Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that the liability of the Indemnifying Party shall be limited to the proposed settlement amount if any such consent is not obtained for any reason within a reasonable time after the request therefor.

6.8 SET-OFF. The Purchaser shall be entitled to set-off the amount of any Claim submitted under Section 6.1 as damages or by way of indemnification against any other amounts payable by the Purchaser to the Vendors whether under this Agreement or otherwise.

                                    ARTICLE 7
                               DISPUTE RESOLUTION

7.1 ARBITRATION. Any dispute concerning the validity, the interpretation or the execution of this Agreement or any agreement or document entered into pursuant to this Agreement, shall be definitively settled in accordance with the Rules of the Cepani, by one or several arbitrators appointed in accordance these Rules. The Arbitration Tribunal shall be composed of three arbitrators. The place of the arbitration shall be Sint-Niklaas, Belgium.



                                    ARTICLE 8
                                     GENERAL

8.1 FURTHER ASSURANCES. Each of the parties hereto from time to time at the request and expense of any other party hereto and without further consideration, shall execute and deliver such other instruments of transfer, conveyance and assignment and take such further action as the other party may require to more effectively complete any matter provided for herein.

8.2 EXPENSES. Unless otherwise provided in this Agreement, each of the parties hereto shall bear its or his own expenses (including those of legal counsel and advisors) incurred in connection with this Agreement and the transactions contemplated by this Agreement.

8.3 ENTIRE AGREEMENT. This Agreement and the Schedules hereto together with any agreements referenced herein constitute the entire agreement between the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties respecting the subject matter hereof and there are no implied representations, warranties or conditions, statutory or otherwise, except as expressly set forth herein. There are no oral representations or warranties among the parties hereto of any kind. This Agreement may not be amended or modified in any respect except by written instrument signed by all the parties hereto.

8.4      TIME OF THE ESSENCE. Time shall be of the essence of this Agreement.

8.5 NOTICES. Any notice required or permitted to be given hereunder shall be in writing and shall be effectively given if (i) delivered personally or (ii) sent by fax or other similar means of electronic communication, in each case to the applicable address set out on the execution page of this Agreement. Any notice so given shall be deemed conclusively to have been given and received when so personally delivered or on the day of faxing or sending by other means of recorded electronic communication, provided that such day in either event is a Business Day. Otherwise, such communication shall be deemed to have been given and made and to have been received on the next following Business Day. Any party hereto or others mentioned above may change any particulars of its address for notice by notice to the others in the manner aforesaid.

8.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of Belgium.

8.7 SEVERABILITY. Any covenant or provision hereof determined to be void or unenforceable in whole or in part shall not be deemed to affect or impair the validity of any other covenant or provision hereof and the covenants and provisions hereof are declared to be separate and distinct.

8.8 WAIVER. A waiver of any default, breach or non-compliance under this Agreement is not effective unless in writing and signed by the party to be bound by the waiver. No waiver shall be inferred from or implied by any failure to act or delay in acting by a party in respect of any default, breach or non-observance or by anything done or omitted to be done by the other party. The waiver by a party of any default, breach or non-compliance under this Agreement shall not operate as a waiver of that party's rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature).

8.9 SUCCESSORS AND ASSIGNS. This Agreement shall not be assignable by any of the parties hereto without the prior written consent of the other parties hereto and the Agreement shall enure to the benefit of and be binding upon the respective successors and permitted assigns of the parties hereto.

8.10 NON-MERGER. Each party hereby agrees that all provisions of this Agreement, other than the representations and warranties contained in Article 5, and the indemnities in Sections 6.1 and 6.2 hereof (which shall be subject to the special arrangements provided in such Articles or Sections), shall survive the execution, delivery and performance of this Agreement, the Closing Date and the execution, delivery and performance of any and all documents delivered in connection with this Agreement.

8.11 COUNTERPARTS AND FACSIMILE. This Agreement may be executed by the parties in any number of separate counterparts each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same instrument. Counterparts may be executed either in original or faxed form and the parties adopt any signatures received by a receiving fax machine as original signatures of the parties, provided, however that any party providing its signature in such manner shall promptly forward to the other party an original of the signed copy of this Agreement which was so faxed.

            [THE REMAINDER OF THIS PAGE WAS INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF this Agreement has been executed by the parties hereto.


                                                     /s/  Luc Schelfhout
----------------------------                --------------------------------------------------------
Witness                                     LUC SCHELFHOUT
                                            Address:          9190 STEKENE, Bormte 204/A
                                            Facsimile:        03/779.99.89


                                                     /s/      Hilde De Laet
----------------------------                --------------------------------------------------------
Witness                                     HILDE DE LAET
                                            Address:          9190 STEKENE, Bormte 204/A
                                            Facsimile:        03/779.99.89

                                            E-AUCTION BELGIUM N.V.


                                            e-Auction Global Trading Inc. (Nevada)
                                            Per:              /s/   David Hackett
                                                 -----------------------------------------
                                            Name:             David Hackett
                                                 -----------------------------------------
                                            Address:          9190 STEKENE, Zavelstraat 7
                                            Facsimile:
                                                      ------------------------------------

                                            e-Auction Global Trading Inc. (Canada)
                                            Per:              /s/  David Hackett
                                                 -----------------------------------------
                                            Name:             David Hackett
                                                 -----------------------------------------
                                            Address:          9190 STEKENE, Zavelstraat 7
                                            Facsimile:
                                                      ------------------------------------

                                            E-AUCTION GLOBAL TRADING INC.


                                            Per:              /s/   David Hackett
                                                 -----------------------------------------
                                            Name:             David Hackett
                                                 -----------------------------------------
                                            Address:          181 Bay Street, BCE Place, Suite 3730
                                                              Wellington Tower, Toronto, Ontario
                                                              M5J 2T3
                                            Facsimile:        416-214-0585